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                     [Letterhead of Field Fisher Waterhouse]


RSL Communications plc
RSL Communications, Ltd
810 Seventh Avenue
39th Floor
New York

17 July 2000

Dear Sirs,

RSL Communications plc (the "Issuer") and RSL Communications, Ltd (together the "Companies")

1. Introduction

We are Solicitors of the Supreme Court of Judicature of England and Wales and have acted as English legal advisers to the Companies in connection with an offer to exchange up to US$100,000,000 aggregate principal amount of the Issuer's 12 7/8% Senior Dollar Notes due 2010 and up to (Euro) 100,000,000 aggregate principal amount of the Issuer's 12 7/8% Senior Euro Notes due 2010 (the "New Notes") for US$100,000,000 aggregate principal amount of the Issuer's outstanding 12 7/8% Senior Dollar Notes due 2010 and (Euro) 100,000,000 aggregate principal amount of its outstanding 12 7/8% Senior Euro Notes due 2010 (the "Old Notes") issued on 22 February 2000 (the "Exchange Offer") as described in the Form S-4 Registration Statement of the Companies filed with the Securities and Exchange Commission on 17 July 2000 (the "Registration Statement").

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2. Opinion

On the basis of the assumptions and qualifications set out below we are of the opinion that:

(a) When the Registration Statement has become effective under the US Securities Act of 1933 as amended and the New Notes have been duly issued and exchanged for the Old Notes in the manner described in the Registration Statement, that the New Notes will constitute legal, valid and binding obligations of the Issuer enforceable in accordance with their terms.

(b) The statements set forth in the Registration Statement under the caption "Certain United Kingdom Tax Considerations", insofar as they purport to describe the provisions of the laws referred to therein, are accurate and fair.

(c) The statements set forth in the Registration Statement under the captions "Service of Process and Enforcement of Liabilities"; "Effects of incorporation under United Kingdom corporate law" and "Certain UK Related Regulatory Issues" to the extent such statements relate to matters of law or regulations of England or the United Kingdom, as the case may be, are fair and accurate in all material respects, and to the best of our knowledge nothing has been omitted from such statements which would make the same misleading in any material respect.

3. Documents

In connection with the giving of this Opinion, we have examined the "Summary Description of the New Notes" as set out in the Registration Statement (the "Summary") and such other documents as we have deemed necessary for the purposes of this Opinion. However, we have not examined the New Notes and this Opinion is given only to the extent that the Summary comprises an

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accurate and complete summary of the contents of the New Notes.

4. Assumptions

For the purposes of this Opinion, we have assumed without investigation:

(a) The genuineness of all signatures, the authenticity of all documents submitted to us and the conformity with the originals of all documents submitted to us as copies or facsimiles.

(b) Where any liability or obligation, right or benefit of a holder of the New Notes is dependent upon the satisfaction of conditions precedent, that such conditions have been or will be duly and properly satisfied.

(c) Since the Old Notes were issued, no party has by its words, actions or conduct waived any of the rights it may have under the Old Notes or given rise to an estoppal against such party so preventing it from relying on any particular provision.

(d) There are no agreements or arrangements in existence, made prior to the Exchange Offer, which affect the enforceability of the Exchange Offer or the New Notes or the Old Notes in accordance with their terms.

(e) There are no provisions of the laws of any jurisdiction outside England and Wales which would have any adverse implication in relation to the opinions expressed in this Opinion.

(f) So far as the laws of the United States of America and/or any state or district of the United States of America are concerned, any document referred to in this Opinion and executed by the Companies (or either of them) constitutes legal, valid and binding obligations of the Company and that such

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     laws do not qualify or affect the opinions expressed in this Opinion.

(g) Any documents referred to in this Opinion have been duly authorised, executed and delivered by and are within the capacity and powers of the respective parties thereto and that, where those documents (or any of them) are to be performed in, or their validity or enforceability may fall to be determined in accordance with the laws of, jurisdictions outside England, they are not illegal or contrary to public policy under the laws of such jurisdictions.

(h) There are no facts or circumstances in existence and no events have occurred which would render the Old Notes or the New Notes void or voidable or repudiated or frustrated or capable of recission for any reason, and in particular (but without limitation) by reason of lack of consideration or any fraud or misrepresentation on the part of any of the parties thereto.

5. Qualifications

Our qualifications are as follows:

(a) This Opinion is limited to English law as applied by the English courts and given on the basis that it will be governed and construed in accordance with English law.

(b) The term "enforceable" as used in paragraph 2(a) above means that the obligations assumed under the relevant documents are of a type which the English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

     (i) enforcement may be limited by dissolution, bankruptcy, insolvency, liquidation, reorganisation and other laws of general

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          application relating to or affecting the rights of creditors;

     (ii) enforcement may be limited by general principles of equity - for example, equitable remedies may not be available where damages are considered to be an adequate remedy;

     (iii) claims may become barred under the Limitation Acts or may be or become subject to defences of set-off or counterclaim;

     (iv) where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance will be illegal or contrary to public policy under the laws of that jurisdiction.

(c) The English Courts have power to award a judgement in foreign currency, but will not necessarily do so.

(d) We express no opinion as to the enforceability outside England of any of the documents referred to in this Opinion.

6. General

(a) The headings in this Opinion are for reference only and do not affect its interpretation.

(b) This Opinion is for the sole benefit of the Companies and is not to be transmitted to any other person or quoted or referred to in any public document or filed with any governmental agency or other person without our consent.

We consent to the filing of this Opinion as an exhibit to the Registration Statement relating to the New Notes and to the references to us under the headings "Legal Matters" and "Service of Process and Enforcement of Liabilities" in the Registration Statement.

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Yours faithfully





Field Fisher Waterhouse